Exhibit 10.36

STATEMENT OF WORK # 1

between

HILLWOOD ENTERPRISES L.P.

and

PEROT SYSTEMS CORPORATION

Dated as of April 11, 2001

Supporting Schedules to Statement of Work #1

Schedule Name	Schedule Number
Hillwood Hardware	1.1
Hillwood Network	1.2
Hillwood Software	1.3
Hillwood Sites	1.4
Standard Configuration	1.5
Key Positions	2.2	(a)
Transferred Employees	2.2	(b)
Third Party Service Contracts	2.2	(c)
Base Services	3.1	(a)
Service Levels and Service Level Credits	3.2
Base Services Charges	5.1
Additional Project Services Rates	5.2
Termination Fee	6.2	(a)

1

STATEMENT OF WORK #1

This Statement of Work #1 (the “Statement of Work”) dated April 11, 2001 (the “Statement of Work Agreement Date”), by and between Hillwood Enterprises, L.P., a Texas limited partnership (“Hillwood”) and Perot Systems Corporation (“Perot Systems”), a Delaware corporation.

Recitals

Whereas, Perot Systems and Hillwood entered in the Master Agreement for Information Technology Services, effective as of April 1, 2001 (the “Agreement”), under which the parties may from time to time enter into Statements of Work for the provision of Services by Perot Systems for the benefit of certain of Hillwood.

Whereas, Perot Systems and Hillwood desire to enter into this Statement of Work pursuant to which Perot Systems will provide the Base Services described in this Statement of Work to Hillwood in support of Hillwood Sites specifically identified in this Statement of Work;

Now, therefore, the parties agree as follows:

Article 1.0  Definitions

1.1	Certain Defined Terms. For purposes of this Statement of Work, the following terms have the following definitions.

“Additional Project Services” shall have the meaning set forth in Section 3.1(b).

“Additional Project Services Rates” shall be the Perot Systems’ rates for Additional Project Services and will be as set forth in Schedule 5.2.

“Base Services” shall means the services described in Section 3.1(a).

“Base Services Metrics” shall have the meaning set forth in Section 5.4.

“Extended Term” shall have the meaning set forth in Section 6.4.

“Initial Term” shall have the meaning set forth in Section 6.1.

“Growth Matrix” shall be the chart in Schedule 1.1 to this Statement of Work that provides for adjustments to the Base Services charges due to growth or decline in different categories that Perot Systems supports as part of the Base Services.

“Hillwood Hardware” shall mean the hardware described in Schedule 1.1 to be supported by Perot Systems as part of the Base Services.

“Hillwood Network” shall mean the network hardware and equipment described in Schedule 1.2 to be supported by Perot Systems as part of the Base Services.

“Hillwood Sites” shall mean the locations listed in Schedule 1.4 that Perot Systems will support as part of the Base Services.

“JDE Applications” shall mean the description of Hillwood’s J.D. Edwards financial applications provided in Schedule 1.3.

“Metrics Threshold” shall have the meaning given in Section 5.4.

“Service Level Credits” shall have the meaning given in Section 5.3.

“Standard Configuration” shall have the meaning described in Schedule 1.5.

“Supported System” shall mean the Hillwood Hardware and Hillwood Software.

“Statement of Work Agreement Date” has the meaning set forth in the preamble.

“Statement of Work Effective Date” has the meaning set forth in Section 6.1.

1.2	Terms Defined in the Agreement. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Agreement.

Article 2.0  Agreement

2.1	The Agreement. The terms of the Agreement will apply to the activities contemplated by this Statement of Work unless otherwise specifically stated in this Statement of Work.

2.2	Agreement Terms. For purposes of the Agreement, the following terms will have the meanings specified below with respect to this Statement of Work:

(a)	“Key Positions” under this Statement of Work shall be those set forth on Schedule 2.2(a).

(b)	“Transferred Employees” under this Statement of Work shall be those set forth on Schedule 2.2(b)

(c)	“Third Party Service Contracts” under this Statement of Work shall be those set forth on Schedule 2.2(c).

Article 3.0 Services and Service Levels

3.1	Services.

(a)	Base Services. Perot Systems will provide to Hillwood the Services as described in Schedule 3.1(a) (the “Base Services”) using the Supported System, which shall be connected to the Hillwood Sites via the Hillwood Network.

(b)	Additional Project Services. If Hillwood requests Perot Systems to provide services outside of the scope of the Base Services (“Additional Project Services”), and Perot Systems agrees to provide them, then the parties will enter into a Change Order under the Change Control Process or a new Statement of Work, as applicable. The Change Order shall describe the Additional Project Services and the terms (in addition to the terms of this Statement of Work and the Agreement) under which Perot Systems shall provide such Additional Project Services. Such Change Order may have terms and conditions contained within it that are different than those within this Statement of Work, in which case the terms of the Change Order will prevail.

3.2	Service Levels. Perot Systems will measure the performance of the Base Services against the Service Levels forth in Schedule 3.2. The Service Levels shall be adjusted by mutual agreement for Changes in the Base Services Metrics as described in Section 5.4 of this Statement of Work and other external factors beyond Perot Systems’ control in accordance with the Change Control Process.

3.3	Third Party Service Providers. If Hillwood uses a third party to perform any services that relate to the Supported System or the Hillwood Network, Hillwood will not allow the third party to make any changes that will affect the Supported System or Hillwood Network without first obtaining the parties approval of the changes in accordance with the Change Control Process including agreeing to any adjustments to the Service Levels and the charges for the Base Services.

3.4	Transferred Employees. Perot Systems will not cause more than one of the Transferred Employees to be assigned to any account other than Hillwood during any four-month period during the Initial Term without Hillwood’s prior written consent, provided that such consent will not be unreasonably withheld. Notwithstanding the provisions of Section 20.7 of the Agreement, Hillwood may offer employment to the Transferred Employees upon the expiration or termination of this Statement of Work for any reason, without the prior written consent of Perot Systems.

3.5	Assignment of Employees. Any new Perot Systems personnel assigned to provide Services to Hillwood on a permanent, full-time basis shall (i) execute a confidentiality agreement in the form of Schedule 19 attached to the Agreement and (ii) be made only with the prior consent of Hillwood, provided that such consent shall not be unreasonably withheld.

Article 4.0 Hillwood’s Obligations

4.1	Right of First Refusal. Hillwood shall offer Perot Systems a right of first refusal for Additional Project Services for information technology services in excess of $150,000 interfacing with or relating to the Base Services being provided by Perot Systems pursuant to this Statement of Work or Additional Project Services under any Task Order. Hillwood shall have no responsibility to offer such Additional Project Services to Perot Systems if all work will be performed by Hillwood’s employees or if Perot Systems declines to match any competitive bid received by Hillwood for said Additional Project Services. Hillwood will provide Perot Systems with a copy of the request for competitive bid prior to submittal to third parties. Perot Systems shall notify Hillwood of its willingness to match any competitive bid received by Hillwood from third parties within 10 business days of Hillwood’s notification of the competitive bid to Perot Systems or Perot Systems will waive its right to first refusal in regard to the services covered by the competitive bid.

Article 5.0 Payments

5.1	Charges. Hillwood will pay to Perot Systems for the Base Services provided under this Statement of Work the amounts set forth in Schedule 5.1 at the times set forth in Schedule 5.1. The Base Services charges are not subject to the cost of living adjustment as set forth in Section 11.2 of the Agreement. If at any time during the term of the Statement of Work, Perot Systems reasonably demonstrates to Hillwood that it is not then making a profit on the Base Service Charges on a fully allocated cost basis, and Hillwood is unwilling to adjust the charges to enable Perot Systems to make a profit on a fully allocated cost basis, then Perot Systems may terminate the Statement of Work on thirty (30) days notice. If at any time during the term of the Statement of Work, Hillwood reasonably demonstrates to Perot Systems that the Base Service Charges are not market competitive, and Perot Systems is unwilling to adjust the charges to make them market competitive, then Hillwood may terminate the Statement of Work on thirty (30) days notice. Notwithstanding any term providing otherwise in this Statement of Work or the Agreement, if either party terminates this Statement of Work pursuant to this Section 5.1, (i) Perot Systems will provide to Hillwood the termination assistance described in Section 19.5 of the Agreement at no additional charge to the Base Service Charges and (ii) Hillwood will have no obligation to pay the termination fee set forth in Schedule 6.2(a).

5.2	Charges for Additional Project Services. Unless otherwise specifically provided in a Change Order, Hillwood will pay Perot Systems for the Additional Project Services provided under a Change Order on a time and materials basis at the Additional Project Services Rates set forth in Schedule 5.2. Unless otherwise specifically provided in a Change Order, Perot Systems will deliver an invoice to Hillwood for Additional Project Services, and each such invoice will be due in accordance with Article 12 of the Agreement.

5.3	Service Level Credits. Subject to the limitations in Article 17 of the Agreement, Perot Systems shall issue to Hillwood, Service Level Credits as specified in Schedule 3.2, based on Perot Systems’ performance of the Base Services in relation to the Service Levels.

5.4	Base Services Metrics. The charges for the Base Services and the Service Levels for the Base Services are based upon the assumption that each of the following components that comprise the Base Services metrics (collectively, the “Base Services Metrics”) will not be modified or changed in any manner other than the allowances provided for in the Growth Matrix, if applicable, during the Initial Term from the quantities, categories or descriptions of each Base Service Metric described in its respective Schedule as of the Statement of Work Effective Date (the “Metric Threshold”).

•	The quantity or category of Hillwood Hardware described in Schedule 1.1, subject to the Growth Matrix provided in Schedule 1.1.

•	The quantity or category of Hillwood Network equipment as described in Schedule 1.2.

•	The quantity, category or manufacturer of Hillwood Software described in Schedule 1.3.

•	The Hillwood Sites identified in Schedule 1.4.

•	The Standard Configuration set forth in Schedule 1.5.

•	The number of or Hillwood’s obligations under the Third Party Contracts identified in Schedule 2.2(c).

If any of the components of Base Services Metrics are changed or modified in any manner, other than the allowances provided for in the Growth Matrix, if applicable, during the Initial Term, the parties agree that (i) the charges for the Base Services and Service Levels will be adjusted by the parties in accordance with the Change Control Process, (ii) until such adjustments are made, Perot Systems will incur no liability for and will be relieved from its obligation to pay Service Level Credits, and (iii) Perot Systems will not be obligated to provide Base Services in support of that portion of the component of the Base Services Metrics that exceeds the Metric Threshold.

Article 6.0 Term and Termination

6.1	Initial Term. The initial term (“Initial Term”) of this Statement of Work shall commence as of April 16, 2001 (the “Statement of Work Effective Date”) and shall expire on the third anniversary of the Statement of Work Effective Date, unless terminated earlier in accordance with this Article 6.0 or Article 19 of the Agreement.

6.2	Additional Termination Rights. In addition to the termination rights in Article 19 of the Agreement, Hillwood will have the rights to terminate this Statement of Work as described below:

(a)	Termination for Convenience. Hillwood will have the right at any time to terminate this Statement of Work for convenience by providing Perot Systems with 60 days prior written notice of termination and by paying Perot Systems the termination fee set forth in Schedule 6.2(a) prior to such termination date. Notwithstanding the provisions of Section 19.5 of the Agreement, if Hillwood terminates this Statement of Work in accordance with this Paragraph, Perot Systems shall provide Hillwood the termination assistance described in Section 19.5 of the Agreement at no additional charge to the Base Service charges provided that Perot Systems can reasonably provide termination assistance with the same personnel responsible for providing the Base Services at the time of termination. To the extent Perot Systems is reasonably required to use personnel other than those responsible for providing the Base Services at the time of termination, Perot Systems will make such additional personnel available at Perot Systems’ then commercial rates.

(b)	Termination for Service Level Failures. In the event that Perot Systems fails to meet the Service Levels set forth in Schedule 3.2 for four (4) consecutive months, Hillwood shall have the right to terminate this Statement of Work by providing Perot Systems 30 days prior written notice of termination. In no other event shall the failure of Perot Systems to perform in accordance with the Service Levels give rise to the right of Hillwood to terminate the Agreement, subject to the provisions of Article 7.4 of the Agreement.

6.3	Extension. If Hillwood desires to extend this Statement of Work beyond the Initial Term, Hillwood shall give Perot Systems written notice thereof not later than 60 days prior to the expiration date of the Initial Term. If Hillwood desires to extend this Statement of Work beyond any such subsequent extension term, Hillwood shall give Perot Systems written notice thereof not later than 60 days prior to the expiration date of such term. Upon receipt by Perot Systems of any such notice from Hillwood, the parties shall then negotiate in good faith for a mutually agreeable extension term and, if they reach mutually acceptable terms and conditions for such extension, the parties shall execute a written agreement for such extension.

Article 7.0 General

7.1	Section, Schedule and Exhibit References. Except as otherwise specifically provided in this Statement of Work, Section, Exhibit and Schedule references are references to Sections, Exhibits and Schedules in or to this Statement of Work.

Article 8.0 Proprietary Rights

8.1	Deliverables. Neither party anticipates any developed software or other deliverables (“Deliverables”) under this Statement of Work. To the extent that the parties agree to Deliverables, the terms and conditions regarding such Deliverables are subject to the Change Control Process.

     WHEREUPON, the parties have executed this Statement of Work on the Statement of Work Agreement Date through their duly appointed and authorized representatives.

Hillwood Enterprises L.P.	Perot Systems Corporation

By: /s/ J. Woods	By: /s/ Allen Christianson

Name: Jonas Woods	Name: Allen Christianson

Title: Executive Vice President	Title: Emerging Industries Central Area Manager